Exhibit 99.1

ARADIGM CORPORATION REPORTS
FIRST QUARTER 2004 FINANCIAL RESULTS

HAYWARD, Calif., May 10, 2004 — Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the first quarter of 2004 ended March 31, 2004.

The company reported contract revenues for the quarter of $6.6 million compared to $7.7 million for the same period in 2003. Revenues were primarily derived from clinical supply and production activities associated with the collaboration agreements with Novo Nordisk A/S to develop the AERx® Diabetes Management System. Total operating expenses for the first quarter were $14.4 million compared to $15.7 million for the same quarter in 2003. The Company reported net loss applicable to common shareholders for the first quarter in 2004 of $7.7 million, or $0.12 per share, compared with a net loss of $7.9 million, or $0.22 per share, for the same period in 2003.

“During the quarter, we selected a final design configuration for the Intraject product and remain on track to initiate Intraject® clinical performance verification trials this summer,” said Richard Thompson, Chairman and Chief Executive Officer of Aradigm. “Novo Nordisk also reported on the interim analysis of the AERx iDMS phase 3 trial. Additionally, we continue to manage our cash effectively as ongoing financial management efforts have been successfully implemented across the company.”

As of March 31, 2004, cash, cash equivalents and short-term investments totaled approximately $25.4 million.

RECENT HIGHLIGHTS

•	During the quarter, the company announced the addition of Mr. Stephen Jaeger to its Board of Directors. Mr. Jaeger’s significant financial experience across multiple businesses including life sciences will prove to be valuable as Aradigm transitions into a commercial scale operating company. He has held senior management positions at software company eBT International, scientific instrument maker Perkin-Elmer now Applera, Houghton Mifflin and British Petroleum. He holds an M.B.A. in Accounting from Rutgers University and is a Certified Public Accountant. He is a member of the Board of Directors of Savient Pharmaceuticals, Inc., Chairman of their Nominating and Governance Committee and the member of their Audit Committee identified as a financial expert.

•	In February, Aradigm announced the selection of the final Intraject configuration and moving the program into the verification testing phase. In addition, interim clinical supply agreements were signed with key suppliers involved in the manufacture of the system. The configuration selection was enabled through a correlation between in vitro (laboratory) and in vivo (human clinical) data and allows for final clinical verification testing to be scheduled for later this year.

•	Today, the company announced that Mr. John J. Turanin has been promoted to the newly created position of Vice President, Corporate Planning and Program Management. In this position, Mr. Turanin will oversee all aspects of corporate process management including budgeting and partner management for both ongoing and future development programs. Mr. Turanin joined the company in 1996 and has held positions in business development and project management and most recently was Senior Director of Program Management where he oversaw planning several feasibility and clinical projects. Prior to joining Aradigm, Mr. Turanin was General Manager of Respiratory Products at Invacare Corporation. He holds a Masters in Business Administration from the University of Pittsburgh and a Bachelors degree in Business from Indiana University of Pennsylvania.

“Since joining the company in 1996, John has played a key role in several areas including business development and program management and most recently orchestrating the successful integration and development planning surrounding the acquisition of Intraject,” said Bryan Lawlis, Ph.D., President and Chief Operating Officer. “His superior planning initiatives and fine leadership skills will continue to be an essential asset to both our senior management team and the company as we execute on critical AERx and Intraject clinical planning.”

Recently, Aradigm and Novo Nordisk announced results from a planned interim analysis of the first phase 3 study of the AERx pulmonary insulin product. Results showed that the trial met its primary safety endpoints with no difference in pulmonary endpoints versus subcutaneous insulin and no changes reported from examinations of chest x-rays. Additionally, on the main efficacy endpoint of HbA1c levels, AERx was statistically similar to subcutaneous insulin. However, the analysis showed delayed post-meal plasma glucose suppression in type 1 diabetics using the AERx system. Because of these observations, Novo Nordisk has decided to amend the current trial protocol to conclude the study in advance of the planned 24 months patient exposure. Novo Nordisk will make decisions concerning the structure and timing of additional clinical trials after these observations have been fully assessed.

“Novo Nordisk remains committed to the pulmonary delivery of insulin using the AERx system. We are working with Aradigm to conduct further analyses in an effort to bring the development program back on track as fast as possible”, said Mads Krogsgaard Thomsen, chief science officer for Novo Nordisk. “We are pleased with the outcome of the pulmonary function tests showing no adverse effect on all measures of pulmonary safety including pulmonary function and chest X-ray.”

Annual Meeting of Shareholders

Aradigm will hold its Annual Meeting of Shareholders on Thursday, May 20, 2004. The meeting will begin at 9:00 am Pacific Time at Aradigm’s corporate headquarters located at 3929 Point Eden Way in Hayward, California. All shareholders are cordially invited to attend the event, which includes a company presentation, by senior management. Additional information can be found in the News and Events/ Upcoming Events section of www.aradigm.com or by contacting Chris Keenan at Aradigm.

Conference Call

The company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time today to discuss these financial results. Dial toll-free 1 (888) 862-6557 to access the conference call. International callers dial +1 (630) 691-2748. The event webcast can be found under the investor relations section of: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by dialing toll-free 1 (877) 213-9653. International callers should dial +1 (877) 213-9653. The replay passcode is 8910849#.

Aradigm is working to improve the quality of life for patients through the development of new therapies delivered via its innovative liquid delivery technologies. The Company’s AERx® advanced pulmonary delivery system and its Intraject® needle-free delivery system provide leading pharmaceutical and biotechnology partners with effective solutions for product self-administration. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx and Intraject are registered trademarks of Aradigm.

Contact:	Chris Keenan Aradigm (510) 265-9370	or	Joe Dorame RCG Capital Markets Group, Inc. (480) 675-0400

-Financial charts follow-

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In $000’s, Except Per Share Information)

	THREE MONTHS ENDED
	MARCH 31,
	2004	2003
Contract revenues — From related parties	$6,610	$7,569
Contract revenues — Other	33	121

Total Contract revenues	6,643	7,690

Operating expenses:
Research and development	11,887	12,999
General and administrative	2,536	2,669

Total operating expenses	14,423	15,668

Loss from operations	(7,780)	(7,978)

Interest income	66	108
Interest expense	(10)	(56)

Net loss	$(7,724)	$(7,926)

Basic and diluted net loss per share	$(0.12)	$(0.22)
Shares used in computing basic and diluted net loss per share	62,942	35,601

Reconciliation of non-GAAP measures to GAAP amounts as required by Securities and Exchange Commission Regulation G:

Net Loss	(7,724)	(7,926)
Depreciation	1,374	1,592

Burn rate per quarter	(6,350)	(6,334)

Monthly average burn rate	(2,117)	(2,111)

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(IN $000’s)

	MARCH 31,	DECEMBER 31,
	2004	2003
ASSETS
Current assets:
Cash, cash equivalents & short-term investments	$25,357	$29,770
Receivables	28	140
Current portion of notes receivable from officers and employees	125	104
Other current assets	1,468	1,910

Total current assets	26,978	31,924
Property and equipment, net	61,503	62,612
Noncurrent portion of notes receivable from officers and employees	259	294
Other assets	461	388

Total assets	$89,201	$95,218

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,612	$885
Accrued clinical and cost of other studies	149	149
Accrued compensation	2,849	2,021
Deferred revenue	7,796	7,891
Current portion of capital lease obligations	216	427
Other accrued liabilities	1,036	843

Total current liabilities	13,658	12,216
Noncurrent portion of deferred revenue	4,681	5,040
Noncurrent portion of deferred rent	1,563	1,323
Redeemable convertible preferred stock	23,669	23,669
Shareholders’ equity	45,630	52,970

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$89,201	$95,218